WORLD WASTE TECHNOLOGIES, INC. ADDS CFO TO EXECUTIVE TEAM

SAN DIEGO, CALIFORNIA,  November 5, 2004. World Waste Technologies, Inc. (OTCBB:
WDWT.OB) today announced the addition of David Rane to the company as chief financial officer. Mr. Rane's experience includes 15 years with the firm of PriceWaterhouseCoopers followed by a 7 year term as the CFO of Callaway Golf Company from 1994 to 2000.

"We're pleased to welcome Mr. Rane to World Waste as we move forward in the exciting early stages of building our business operations," said Thomas L. Collins, World Waste, chief executive officer. "We're confident his experience will provide an invaluable addition to our executive team."

"I'm looking forward to the opportunity to create the financial framework for a top notch operation based on World Waste's innovative technology," said Mr. Rane. "My background provides the foundation for the work that needs to be done with this company."

Mr. Rane graduated from Brigham Young University with a B.S. in Accounting in 1978 and is a Certified Public Accountant.

World Waste has developed a procedure whereby municipal solid waste is converted into resalable commodities while simultaneously reducing overall waste volume by 60-65 percent. Through a process known as Pressurized Steam Classification, the company extracts from paper and packaging waste found in common trash a cellulose fiber ready for sale to paper and paperboard manufacturers after a cleaning and screening process. Simultaneously, World Waste's process dramatically reduces the number of long-haul truck trips that take garbage to landfill sites.

ABOUT WORLD WASTE TECHNOLOGIES, INC.

World Waste, a San Diego, California company, is an early stage development company engaged in the waste recycling industry. World Waste holds an exclusive license to patented technology which, in experimental conditions, has processed small amounts of municipal solid waste to successfully reduce the waste's volume and yield cellulose fiber suitable for making certain low grade paper products. More information on World Waste is available at www.worldwasteintl.com.

The contents of this press release are presented as a general overview of the company. It is intended only to contain general information regarding the company and its business and does not purport to provide complete disclosure or analysis of all matters which may be relevant to a decision to make an investment, including all risk factors or similar considerations. "Forward-Looking Statements" as defined in the Private Securities Litigation Reform Act of 1995, may be included. While the information herein has been prepared by both the company and from sources believed to be reliable, no warranties are given, whether express or implied, as to the reliability, accuracy or completeness of the information, and no legal liability is to be assumed or to be implied against the company for any use or misuse of the information presented. Although the information is believed current as of the date herein, the information may be subject to change, amendment or supplementation, and the company does not expect, and assumes no obligation, to update or otherwise revise the information herein.

Contact:
Jeff Wenker
206-755-7843
jeff@wenkerpr.com